Exhibit 7.2

EXECUTION VERSION

SHAREHOLDER AGREEMENT

BY AND BETWEEN

AIRCASTLE LIMITED

AND

THE INVESTOR NAMED HEREIN

Dated as of June 6, 2013

TABLE OF CONTENTS

		Page

Article I
Definitions
Section 1.1	Defined Terms	1
Section 1.2	Construction	7

Article II
Transfer Restrictions; Standstill

Section 2.1	Transfer Restrictions	7
Section 2.2	Standstill	8
Section 2.3	Investor Share Purchases	10
Section 2.4	Investor Right to Maintain Position	11
Section 2.5	Company Repurchases	11
Section 2.6	Third Party Offers	12
Section 2.7	Voting of Shares	12

Article III
Board of Directors

Section 3.1	Board Size	12
Section 3.2	Shareholder Nominees; Bye-Law Amendment	12

Article IV
Representations of Each Shareholder

Section 4.1	Due Organization, Authorization	15
Section 4.2	Enforceability, Etc	15
Section 4.3	No Conflicts	15

Article V
Registration Rights

Section 5.1	Demand Registration	16
Section 5.2	Piggyback Registrations	18
Section 5.3	Withdrawal Rights	19
Section 5.4	Holdback Agreements	20
Section 5.5	Registration Procedures	20
Section 5.6	Registration Expenses	24
Section 5.7	Indemnification	25

ii

SHAREHOLDER AGREEMENT

OF

AIRCASTLE LIMITED

THIS SHAREHOLDER AGREEMENT (this “Agreement”) is made as of June 6, 2013, by and between Aircastle Limited, a Bermuda exempted company limited by shares (the “Company”), and Marubeni Corporation, a Japanese corporation (the “Investor”), and shall become effective upon the Closing. Certain capitalized terms used in this Agreement are defined in Section 1.1. Unless otherwise indicated, references to articles and sections shall be to articles and sections of this Agreement.

WHEREAS, concurrently with the execution of this Agreement, the Investor is entering into a Transaction Agreement with the Company (the “Transaction Agreement”) pursuant to which, and subject to the terms and conditions contained therein, the Company will issue to the Investor the greater of (i) 12,320,000 Common Shares or (ii) a number of newly-issued Common Shares in an amount that will represent 15.25% of the issued and outstanding Common Shares (after giving effect to such issuance); and

WHEREAS, the Investor deems it in its best interests, and the Company deems it in the best interests of the Company, to set forth certain of their respective rights and obligations in connection with the Investor’s investment in the Company.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Defined Terms. For purposes of this Agreement, the following terms shall have the following meanings:

(a) “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act; provided that (i) the Company shall not be deemed an Affiliate of any Shareholder and (ii) no Shareholder shall be deemed an Affiliate of the Company.

(b) “Amount” shall mean such number of Company Securities that would allow the Shareholders to Own the same percentage of the Voting Power of the Company as the Shareholders and their Affiliates Owned immediately prior to an issuance of Company Securities.

(c) A Person shall be deemed to “Beneficially Own” securities:

(i) which such Person or any of such Person’s Affiliates, directly or indirectly, owns or has the right to acquire (whether such right is exercisable immediately or only after the passage of time or upon the satisfaction of one or more conditions (whether or not within the control of such Person), compliance with regulatory requirements or otherwise) pursuant to any agreement, arrangement or understanding (whether or not in writing) or upon the exercise of conversion rights, exchange rights, other rights, warrants or options, or otherwise; or

(ii) which such Person or any of such Person’s Affiliates, directly or indirectly, has the right to vote or dispose of or has “Beneficial Ownership” of (as determined pursuant to Rule 13d-3 of the General Rules and Regulations under the Exchange Act), including pursuant to any agreement, arrangement or understanding, whether or not in writing; or

(iii) which are beneficially owned, directly or indirectly, by any other Person (or any Affiliate thereof) with which such Person (or any of such Person’s Affiliates) has any agreement, arrangement or understanding (whether or not in writing), for the purpose of acquiring, holding, voting or disposing of any Company Securities.

(d) “Board” shall mean the board of directors of the Company.

(e) “Broad Distribution” with respect to Company Securities, shall mean a distribution of Company Securities that, to the reasonable belief of the Person on whose behalf such distribution is being made, is not expected to result in the acquisition by any other Person of Ownership of any such Company Securities to the extent that, after giving effect to such acquisition, such acquiring Person (other than the Shareholders and other than any underwriter acting in such capacity in an underwritten public offering of Company Securities) would Own in excess of 5% of the Voting Power of the Company.

(f) “Business Day” shall mean any day other than (i) a Saturday or a Sunday or (ii) a day on which banking and savings and loan institutions are authorized or required by law to be closed in New York City or Tokyo, Japan.

(g) “Bye-laws” shall mean the bye-laws of the Company as amended May 24, 2012, and as may be further amended and/or restated from time to time.

(h) “Change of Control” (i) shall mean a single transaction or a series of related transactions, whether by way of purchase, acquisition, tender, exchange or other similar offer or recapitalization, reclassification, consolidation, merger, amalgamation, share exchange or other business combination transaction, in which any Person or Group (other than the Company or its Affiliates) becomes the Owner of more than 30.0% of the combined voting power of the outstanding Voting Power of the Company and (ii) shall be deemed to have occurred if during any period of two consecutive years individuals who at the beginning of such period constituted the Board (together with any new directors whose election or nomination was approved by a vote of the majority of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board; provided, that, in the case of clause (i) and (ii) above none of the Shareholders or their respective Affiliates has directly or indirectly caused the occurrence of any of the foregoing events through action or inaction constituting a breach of Section 2.1, 2.6, 2.7 or 3.2(h).

(i) “Closing” shall have the meaning set forth in the Transaction Agreement.

(j) “Closing Date” shall have the meaning set forth in the Transaction Agreement.

(k) “Commission” shall mean the United States Securities and Exchange Commission or any successor agency.

(l) “Common Shares” shall mean the Company’s common shares, par value $0.01 per share, and any and all securities of any kind whatsoever of the Company that may be issued and outstanding on or after the Closing Date in respect of, in exchange for, or upon conversion of common shares pursuant to a merger, amalgamation, consolidation, share split, share dividend or recapitalization of the Company or otherwise.

(m) “Company Securities” shall mean (i) any Common Shares and (ii) any other securities of the Company entitled to vote generally in the election of directors of the Company.

(n) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(o) “Group” shall have the meaning set forth in Section 13(d) of the Exchange Act as in effect on the Closing Date.

(p) “Independent Director” shall mean a member of the Board who is not a Shareholder Director and who (i) is not and has never been an officer, employee or director of the Investor or its Affiliates and (ii) has no affiliation or compensation, consulting or contractual relationship with the Investor, any other Shareholder or any of their respective Affiliates, such that a reasonable person would regard such director as likely to be unduly influenced by any of such Persons or any of their Affiliates or associates (as defined in Rule 12b-2 under the Exchange Act).

(q) “Initial Primary Shares” shall have the meaning set forth in the Transaction Agreement.

(r) “NYSE” shall mean the New York Stock Exchange.

(s) “Offer Documents” shall mean any Tender Offer Statement on Schedule TO to be filed by the Investor with the SEC with respect to a Tender Offer, any offer to purchase contained or incorporated by reference therein, any related forms of letter of transmittal and any related summary advertisements (in each case, together with all supplements and amendments thereto).

(t) A Person shall be deemed to “Own” securities which such Person or any of such Person’s Affiliates, directly or indirectly, owns or has the immediate right to acquire from a Person (other than from the Company pursuant to this Agreement) pursuant to any agreement, arrangement or understanding (whether or not in writing) or upon the exercise of conversion rights, exchange rights, other rights, warrants or options, or otherwise.

(u) “Permitted Transferee” shall mean any solvent, wholly owned corporate subsidiary of the Investor, provided that such subsidiary does not directly engage as a primary part of its business in aircraft or aircraft engine leasing or financing.

(v) “Person” shall mean any individual, firm, corporation, partnership, limited liability company or other entity, and shall include any successor (by merger, amalgamation or otherwise) of such entity.

(w) “Piggyback Registrable Amount” shall mean, as of any measurement date, an amount of Common Shares equal to or greater than 1.0% of the Common Shares issued and outstanding on such measurement date.

(x) “Piggyback Shareholder” shall mean (i) the Investor and (ii) each Permitted Transferee who becomes a party to or bound by the provisions of this Agreement in accordance with the terms hereof or Permitted Transferee thereof who is entitled to enforce the provisions of this Agreement in accordance with the terms hereof, in the case of clauses (i) and (ii), to the extent that the Investor (irrespective of whether or not the Investor owns any Registrable Securities) or such Permitted Transferee, together with its respective Permitted Transferees (other than the Investor), holds at least a Piggyback Registrable Amount.

(y) “Public Offering” shall mean an offering of equity securities of the Company pursuant to an effective registration statement under the Securities Act, including an offering in which Shareholders are entitled to sell Common Shares pursuant to the terms of this Agreement.

(z) “Registrable Amount” shall mean, as of any measurement date, an amount of Common Shares equal to 3.0% of the Common Shares issued and outstanding on such measurement date.

(aa) “Registrable Securities” shall mean any Common Shares currently owned or hereafter acquired by any Shareholder. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when (x) a registration statement registering such securities under the Securities Act has been declared effective and such securities have been sold or otherwise transferred by the holder thereof pursuant to such effective registration statement, (y) such securities are sold in accordance with Rule 144 (or any successor provision) promulgated under the Securities Act or (z) such securities may be sold in accordance with Rule 144 (or any successor provision) promulgated under the Securities Act without regard to the volume limitations contained therein.

(bb) “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(cc) “Schedule 14D-9” shall mean any Solicitation/Recommendation Statement on Schedule 14D-9 to be filed by the Company with the SEC with respect to a Tender Offer (together with all supplements and amendments thereto).

(dd) “Shareholder Directors” shall mean the Shareholder Nominees, if any, who are elected or appointed to serve as members of the Board in accordance with this Agreement.

(ee) “Shareholder Nominees” shall mean such Persons as are so designated by the Shareholders, as such designations may change from time to time in accordance with this Agreement, to serve as members of the Board pursuant to Section 3.2.

(ff) “Shareholders” shall mean (i) the Investor and (ii) each Permitted Transferee who becomes a party to or bound by the provisions of this Agreement in accordance with the terms hereof, in the case of clauses (i) and (ii), to the extent that the Investor (irrespective of whether or not the Investor owns any Registrable Securities) or such Permitted Transferee, together with its respective Permitted Transferees, hold at least a Registrable Amount.

(gg) “Standstill Period” shall mean the period commencing on the Closing Date and ending on the first to occur of (i) the tenth anniversary of the Closing Date, (ii) the date on which a Change of Control occurs and (iii) the date on which the Common Shares cease to be listed on any national securities exchange for a continuous period of one (1) year.

(hh) “Third Party Offer” shall mean a bona fide offer to enter into a transaction that results in a Change of Control by a Person, other than (x) the Shareholders or any of their Affiliates or (y) any other Person acting on behalf of or as part of a Group with the Shareholders.

(ii) “Transfer” shall mean, with respect to any Company Securities, (i) when used as a verb, to sell, assign, dispose of, exchange, pledge, charge, encumber, hypothecate or otherwise transfer such Company Securities or any participation or interest therein, whether directly or indirectly (including by means of any hedging or derivative transactions that may have a similar effect to the foregoing), or agree or commit to do any of the foregoing and (ii) when used as a noun, a direct or indirect sale, assignment, disposition, exchange, pledge, charge, encumbrance, hypothecation, or other transfer of such Company Securities or any participation or interest therein (or any hedging or derivative transactions that may have a similar effect to the foregoing) or any agreement or commitment to do any of the foregoing.

(jj) “Underwritten Offering” shall mean a sale of securities of the Company to an underwriter or underwriters for reoffering to the public.

(kk) “Voting Power of the Company” shall mean the total number of votes that may be cast in the election of directors of the Company if all Company Securities were present and voted at a meeting held for such purpose.

Index of Defined Terms. Each of the following terms is defined on the page of this Agreement set forth opposite such term:

Term	Page
Affiliate	1
Agreement	1
Amount	1
Beneficially Own	1
Board	2
Broad Distribution	2
Business Day	2
Bye-law Amendment	13
Bye-laws	2
Change of Control	2
Closing	3
Closing Date	3
Commission	3
Common Shares	3
Company	1
Company Securities	3
Confidentiality Agreement	28
Demand	16
Demand Registration	16
Exchange Act	3
FINRA	24
Group	3
Independent Director	3
Initial Primary Shares	3
Inspectors	21
Investor	1
Losses	25
NYSE	3
Offer Documents	3
Other Demanding Sellers	18
Other Proposed Sellers	18
Own	4
Permitted Transferee	4
Person	4
Piggyback Notice	18
Piggyback Registrable Amount	4
Piggyback Registration	18
Piggyback Seller	18
Piggyback Shareholder	4
Public Offering	4
Records	22
Registrable Amount	4
Registrable Securities	4

Registration Expenses	24
Requested Information	27
Requesting Shareholder	16
Schedule 14D-9	5
Securities Act	4
Selling Holders	20
Shareholder Directors	5
Shareholder Nominee Notice	13
Shareholder Nominees	5
Shareholders	5
Standstill Period	5
Tender Offer	10
Third Party Offer	5
Transaction Agreement	1
Transfer	5
Underwritten Offering	5
Voting Power of the Company	5

Section 1.2 Construction. For the purposes of this Agreement (i) words (including capitalized terms defined herein) in the singular shall be held to include the plural and vice versa and words (including capitalized terms defined herein) of one gender shall be held to include the other gender as the context requires, (ii) the terms “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article and Section references are to Articles and Sections of this Agreement, unless otherwise specified, (iii) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” (iv) all references to any period of days shall be deemed to be to the relevant number of calendar days unless otherwise specified, and (v) all references herein to “$” or dollars shall refer to United States dollars, unless otherwise specified.

ARTICLE II

TRANSFER RESTRICTIONS; STANDSTILL

Section 2.1 Transfer Restrictions.

(a) None of the Shareholders or their Affiliates, directly or indirectly, may Transfer Company Securities to any other Person, other than to the Company, prior to the third anniversary of the Closing Date, or such earlier date following the Closing Date on which:

(i) (A) a Change of Control has occurred or (B) a tender offer or exchange offer has been commenced that, if consummated, will result in a Change of Control and the Board has approved the tender or exchange offer or recommended its acceptance; provided that in the case of clause (B), the restrictions on Transfers of Company Securities contained in this Section 2.1 shall only be released in order for the applicable Shareholders to tender or exchange Common Shares in such tender offer or exchange offer that has been approved or recommended for acceptance; or

(ii) after March 31, 2014, the Shareholders and their Affiliates do not, at the time of such Transfer, Own at least 15.0% of the Voting Power of the Company (other than as a result of a Transfer in violation of this Section 2.1); or

(iii) at any time when the Shareholders and their Affiliates Own at least 15.0% of the Voting Power of the Company, for a period of 90 consecutive days or more the number of directors on the Board that were nominated by the Shareholders represents less than 20.0% of the total number of directors on the Board as a consequence of a breach by the Company of its obligations under Section 3.2(a) or (b) or as a consequence of the failure of the Company’s shareholders to elect any qualified Shareholder Nominee (it being understood that the provisions of this clause (iii) shall not apply solely as a result of the Bye-law Amendment not being approved).

Any Transfer by the Shareholders or their Affiliates permitted under this Section 2.1 shall be made (1) pursuant to an effective registration statement under the Securities Act or in accordance with Rule 144 under the Securities Act (including the volume and manner-of-sale limitations of Rule 144, regardless of whether such limitations are applicable) and otherwise in compliance with the Securities Act and (2) in a manner that the transferor reasonably expects to result in a Broad Distribution.

(b) Notwithstanding Section 2.1(a), the Shareholders may Transfer Company Securities to a Permitted Transferee at any time, it being understood that a Permitted Transferee shall become a Shareholder hereunder, without any further action by the Company, following a Transfer by the Shareholders of Company Securities to such Permitted Transferee upon the execution by such Permitted Transferee of a joinder providing that such Person shall be bound by and shall fully comply with the terms of this Agreement

(c) Nothing in this Section 2.1 shall restrict Shareholders’ ability to Transfer Company Securities as otherwise expressly permitted in Sections 2.6 or 2.7 of this Agreement.

Section 2.2 Standstill.

(a) During the Standstill Period, except as specifically approved by a majority of the Independent Directors (so long as such approval was not obtained by the Shareholders in violation of this Agreement), none of the Shareholders or any of their Affiliates shall, directly or indirectly, (i) by purchase or otherwise, Beneficially Own, acquire, agree to acquire or offer to acquire any Company Securities or direct or indirect rights or options to acquire Company Securities (including any voting trust certificates representing such securities) (or any hedging or derivative transactions that may have a similar effect to the foregoing) other than the Common Shares acquired pursuant to the Transaction Agreement, (ii) enter, propose to enter into, solicit or support any merger, amalgamation or business combination or similar transaction involving the Company or any of its subsidiaries, or purchase, acquire, propose to purchase or acquire or solicit or support the purchase or acquisition of any portion of the business or assets of the Company or any of its subsidiaries, (iii) initiate or propose any shareholder proposal without the approval of the Board granted in accordance with this Agreement or make, or in any way participate in, any “solicitation” of “proxies” (as such terms are used in the proxy rules promulgated by the Commission under the Exchange Act) to vote, or seek to advise or influence any Person with respect to the voting of, any Company Securities or request or take any action to obtain any list of shareholders of the Company for such purposes with respect to any matter (or, as to such matters, solicit any Person in a manner that would require the filing of a proxy statement under Regulation 14A of the Exchange Act), (iv) form, join or in any way participate in a Group (other than a Group consisting solely of the Shareholders) formed for the purpose of acquiring, holding, voting or disposing of or taking any other action with respect to Company Securities that would be required under Section 13(d) of the Exchange Act to file a Statement on Schedule 13D with respect to such Company Securities, (v) deposit any Company Securities in a voting trust or enter into any voting agreement or arrangement with respect thereto (other than this Agreement), (vi) seek representation on the Board (other than as provided in this Agreement), the removal of any directors from the Board (other than any Shareholder Directors) or a change in the size or composition of the Board, (vii) make any request to amend or waive any provision of this Section 2.2, except to the extent such request is made on a confidential basis solely to one or more of members of the Board or members of senior management of the Company, (viii) disclose any intent, purpose, plan, arrangement or proposal inconsistent with the foregoing (including any such intent, purpose, plan, arrangement or proposal that is conditioned on or would require the waiver, amendment, nullification or invalidation of any of the foregoing) or take any action that would require public disclosure of any such intent, purpose, plan, arrangement or proposal, (ix) take any action challenging the validity or enforceability of this Section 2.2 or (x) assist, advise, encourage or negotiate with any Person with respect to, or seek to do, any of the foregoing.

(b) The restrictions in Section 2.2(a) shall not (i) prevent the Shareholders from exercising their rights under Section 2.4, (ii) following the third anniversary of the Closing Date, prevent the Investor from purchasing Common Shares in the secondary market or in a tender offer in an amount such that (after giving effect to any such purchases) the Shareholders and their Affiliates Beneficially Own no more than 27.5% of the Voting Power of the Company, (iii) following the Closing Date, prevent the Investor from purchasing Common Shares in the secondary market and/or in a tender offer in an amount such that (after giving effect to any such purchases) the Shareholders and their Affiliates Beneficially Own no more than 21.0% of the Voting Power of the Company, (iv) to the extent that the Shareholders’ Beneficial Ownership of Company Securities is diluted solely as a result of the issuance of Company Securities pursuant to employee or director stock option or incentive compensation or similar plans granted after the Closing Date, prevent the Shareholders from purchasing up to an Amount of Company Securities in the secondary market solely to enable the Shareholders to maintain such level of Beneficial Ownership as if the dilution resulting from such issuance had not occurred, or (v) apply to the Shareholders following the occurrence of a Change of Control. For the avoidance of doubt any Transfer or acquisition of Company Securities by the Shareholders or any of their Affiliates shall be made in compliance with the provisions of Section 6.3.

(c) Nothing in this Section 2.2 shall (i) prohibit or restrict the Shareholders from responding to any inquiries from any shareholders of the Company as to the Shareholders’ intention with respect to the voting of any Company Securities Beneficially Owned by the Shareholders so long as such response is consistent with the terms of this Agreement or (ii) restrict the right of any Shareholder Director to vote on any matter as such individual believes appropriate in light of his or her duties as a director or committee member or the manner in which a Shareholder Director may participate in his capacity as a director in deliberations or discussions at meetings of the Board or as a member of any committee thereof.

(d) If the Board shall, at any time and in good faith, be of the opinion that the Shareholders and their Affiliates Own Voting Power of the Company in excess of the amounts permitted by this Section 2.2 (and such excess amount was not the result of any share repurchase or recapitalization or any other transaction approved by the Board) the Company shall so advise the Shareholders and request them to reduce the level of Ownership to an amount below the applicable level (and in connection therewith, shall waive any transfer restrictions otherwise applicable under this Article II); provided, that any transferee does not directly engage as a primary part of its business in aircraft or aircraft engine leasing or financing. If the Shareholders shall fail to effect such reduction within ten (10) Business Days of the date on which so advised by the Company, the Company shall have the power (i) by lot or other means deemed equitable by them to call for the purchase by the Company from any Shareholder a number of Common Shares sufficient, in the opinion of the Board, to bring such Ownership to no more than the amount permitted by this Section 2.2, and (ii) to refuse to transfer or issue Company Securities to the Shareholders and their Affiliates. The purchase price per share for any such Common Shares shall be equal to the average closing sales price per share for the Common Shares as reported by the NYSE or other national securities exchange on which the Common Shares are then listed for the twenty (20) trading days preceding such purchase. Payment of the purchase price shall be made in cash by the Company at such time and in such manner as may be determined by the Company. From and after the date fixed for purchase by the Company, the holder of any Common Shares so called for purchase shall cease to be entitled to distributions, voting rights and other benefits with respect to such Common Shares, excepting only the right to payment of the purchase price fixed as aforesaid. If the Company fails to grant an exemption from the ownership restrictions set forth in this Section 2.2, then any action described in clauses (i) through (x) of Section 2.2(a) that would result in the Shareholders and their Affiliates Owning Voting Power of the Company in excess of the amounts permitted by this Section 2.2 shall be deemed void ab initio and the applicable Shareholders shall be deemed never to have had an interest in the applicable Company Securities. If the foregoing provision is determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the applicable Shareholders shall be deemed, at the option of the Company, to have acted as agent on behalf of the Company in acquiring such Company Securities and to hold such Company Securities on behalf of the Company.

Section 2.3 Investor Share Purchases.

(a) If, at any time after the Closing Date and for so long as (i) the Shareholders shall Own 15.0% or more of the Voting Power of the Company and (ii) the Shareholders are not otherwise prohibited from purchasing Common Shares in the secondary market pursuant to the provision of Section 2.2(b)(ii) or otherwise under this Agreement or applicable law, then the Investor may, subject to Section 2.3(b), elect to effect such purchase by commencing a tender offer (“Tender Offer”) to purchase a number of Common Shares not in excess of the number of Common Shares permitted to be purchased under this Agreement. For the avoidance of doubt, in no event shall the provisions of this Section 2.3 permit any action otherwise prohibited under Section 2.2.

(b) In the event that the Investor elects to commence a Tender Offer, the Investor shall deliver written notice thereof to the Company not less than twenty (20) Business Days prior to commencement. The Company shall be entitled to postpone (upon written notice to the Investor) for up to an aggregate of ninety (90) days during any period of twelve (12) consecutive months the commencement by the Investor of a Tender Offer if the Board determines in good faith and in its reasonable judgment that the filing of Offer Documents by the Investor or the filing of a Schedule 14D-9 by Company would cause the disclosure of material, non-public information that the Company has a bona fide business purpose for preserving as confidential.

(c) Each of the Investor and the Company shall reasonably cooperate and consult with each other in connection with any proposed purchase of Common Shares by the Investor that is permitted hereunder, including any purchases to be made pursuant to a Tender Offer and any purchases to be made pursuant to a Rule 10b5-1 plan; provided, that such cooperation shall not require the Board to make any recommendation as to whether the shareholders of the Company should tender their Common Shares in any such Tender Offer.

(d) Subject to the requirements of applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Tender Offer, the Investor shall hold in confidence all information furnished to the Investor by the Company or its agents and shall use such information only in connection with the Tender Offer, and, if this Agreement shall be terminated in accordance with Section 7.14, shall deliver to the Company all copies of such information then in its possession.

Section 2.4 Investor Right to Maintain Position. If, at any time after the Closing Date and for so long as the Shareholders and their Affiliates Own 15.0% or more of the Voting Power of the Company, the Company shall issue for cash any additional Company Securities (except for any issuances described in the immediately following sentence), then the Company shall notify the Shareholders of such issuance and the price and terms thereof, and the Shareholders shall have the option, for a period of fifteen (15) Business Days after delivery of such notice, to purchase from the Company an Amount of Company Securities for the same consideration per security and on the same terms as were applicable to such issuance by the Company. The foregoing option shall not apply to any issuance of Company Securities (i) pursuant to the Transaction Agreement or (ii) pursuant to employee or director stock option or incentive compensation or similar plans outstanding as of the Closing Date or, subsequent to the Closing Date, approved by the Board or a duly authorized committee of the Board; provided, however, that during the period from the Closing Date until the earlier of (x) March 31, 2014 or (y) the date on which the Shareholders and their Affiliates Own at least 21.0% of the Voting Power of the Company, the aggregate number of Company Securities issuable pursuant to this clause (ii) shall not exceed 1.0% of the issued and outstanding Company Securities.

Section 2.5 Company Repurchases. If, at any time after the Closing Date for so long as the Shareholders and their Affiliates Own more than 15.0% but not more than 21.0% of the Voting Power of the Company, the Company shall repurchase any Common Shares, then the Company shall notify the Shareholders of such repurchase and the price and terms thereof, and the Shareholders shall have the option, for a period of fifteen (15) Business Days after delivery of such notice, to sell Common Shares to the Company in an amount that would allow the Shareholders to maintain their Ownership at a level equal to or below 21.0% of the Voting Power of the Company for the same price and on the same terms. If any such proposed repurchase is to be effected under a Section 10b5-1 plan or any similar mechanism, then the Company shall have fulfilled its obligations under this Section 2.5 if it notifies the Shareholders fifteen (15) Business Days in advance of implementing such a plan and provides the Shareholders with the option to participate pro rata, at market prices, in repurchases made under such plan.

Section 2.6 Third Party Offers. If and for so long as the Shareholders and their Affiliates Beneficially Own more than 21.0% of the Voting Power of the Company:

(a) In the event that the Company becomes the subject of a Third Party Offer that is approved by a majority of the Independent Directors, the Shareholders may act at their sole discretion (including voting their Company Securities for or against such Third Party Offer or tendering or selling, or not tendering or selling, their Company Securities to such Person making such Third Party Offer) with respect to such Third Party Offer.

(b) In the event that the Company becomes the subject of a Third Party Offer that is not approved by a majority of the Independent Directors, the Shareholders and their Affiliates shall not support such Third Party Offer, vote in favor of such Third Party Offer or tender or sell their Company Securities to the Person making such Third Party Offer.

(c) The voting limitations set forth in this Section 2.6 shall cease to apply following a Change of Control.

Section 2.7 Voting of Shares. If and for so long as the Shareholders Beneficially Own more than 21% of the Voting Power of the Company, at each meeting of shareholders of the Company occurring (or in connection with any action by written consent of shareholders of the Company) during the term of this Agreement, with respect to any shareholder proposal that is to be voted upon at such meeting (or acted upon in such written consent), the Shareholders shall not vote any of the Company Securities then Beneficially Owned by them in favor of the shareholder proposal if such shareholder proposal is not recommended by the Independent Directors. The voting limitations set forth in this Section 2.6 shall cease to apply following a Change of Control.

ARTICLE III

BOARD OF DIRECTORS

Section 3.1 Board Size. For so long as this Agreement is in effect, the Board shall not have more than twelve (12) directors unless otherwise agreed between the Company and the Shareholders.

Section 3.2 Shareholder Nominees; Bye-Law Amendment.

(a) So long as the Shareholders have Ownership of:

(i) 25.0% or more of the Voting Power of the Company, the Shareholders shall be entitled to designate three (3) Shareholder Nominees;

(ii) less than 25.0% but at least 15.0% of the Voting Power of the Company, the Shareholders shall be entitled to designate two (2) Shareholder Nominees; provided, that for so long as the Shareholders own less than 25% but at least 15% of the Voting Power of the Company, the number of Shareholder Nominees that Shareholders have the right to designate pursuant to this Section 3.2(a)(ii) shall be at least 20% of the number of directors serving on the Board; and

(iii) less than 15.0% but at least 5.0% of the Voting Power of the Company, the Shareholders shall be entitled to designate one (1) Shareholder Nominee; and

(iv) less than 5.0% of the Voting Power of the Company, the Shareholders shall not be entitled to designate any Shareholder Nominees.

Each of the Shareholders shall vote or cause to be voted all of the Company Securities held of record or Owned by such Shareholder and take all other reasonably necessary action so as to effect the purpose of this Section 3.2.

(b) Any Shareholder Nominees that are included in a slate of directors pursuant to Section 3.2 shall be designated as provided in this Section 3.2(b). The Company’s Nominating and Governance Committee (or if there is no such committee, then any other duly authorized committee of the Board) shall recommend to the Board the nomination of each person so designated, if reasonably acceptable to such committee, and the Board shall nominate such person in such class specified herein, if the Board is then classified, or if not so specified as the Board may determine; it being understood that such committee and the Board shall take such actions as shall be reasonably requested by the Investor, subject to the Investor’s compliance with the provisions of the following sentence, prior to the later of (i) August 14, 2013 and (ii) the Closing. The Shareholders shall provide notice to the Company (the “Shareholder Nominee Notice”) as required by this Section 3.2(b) for each Shareholder Nominee, which notice shall contain the following information: (i) the name of the Shareholder Nominee and (ii) all information required by Regulation 14A and Schedule 14A under the Exchange Act with respect to each such Shareholder Nominee.

(c) The Company shall use reasonable efforts to solicit from the holders of Company Securities eligible to vote proxies in favor of (i) the election of the Shareholder Nominees selected in accordance with this Section 3.2 at each Annual General Meeting of the Company’s shareholders held following the Closing Date for so long as the Shareholders have the right to designate one or more Shareholder Nominees pursuant to this Section 3.2 and (ii) the approval of a proposed amendment to the Bye-laws (the “Bye-law Amendment”) to increase the size of the Board to twelve (12) directors at the 2014 Annual General Meeting of the Company’s shareholders, or at any subsequent Annual General Meeting in the event such proposed amendment is not approved at such Annual General Meeting. Notwithstanding anything to the contrary herein (x) in no event shall the Company be required to cause any of its existing directors to resign as director or cease to stand for reelection and (y) for so long as the Bye-law

Amendment has not been approved by the shareholders of the Company and the Shareholders are entitled to appoint a third Shareholder Nominee, that Shareholder Nominee shall not be included in the Company’s slate of directors and shall not be nominated to serve as a member of the Board until such time as the Bye-Law Amendment has been approved by the Company’s shareholders and the Board size has been so increased.

(d) The Shareholders hereby agree to vote or cause to be voted all of the Company Securities held of record or Owned by such Shareholder and take all other reasonably necessary action so as to approve the Bye-law Amendment at any meeting of the Company’s shareholders at which the Bye-law Amendment is proposed to be approved.

(e) If any Shareholder desires to remove, with or without cause, any Shareholder Director previously designated by the Shareholders, each Shareholder shall vote or cause to be voted all of the Company Securities held of record or Owned by such Shareholder and take all other necessary actions to cause the removal of any Shareholder Director designated pursuant to this Section 3.2, subject to the Bye-laws.

(f) In the event that any Shareholder Director shall for any reason cease to serve as a member of the Board during his term of office, the resulting vacancy on the Board will be filled by an individual designated by the Shareholders in a Shareholder Nominee Notice that has been provided to the Company sufficiently in advance of the date of a regular meeting of the Board so that the Company’s Nominating and Governance Committee (or if there is no such committee, then any other duly authorized committee of the Board) is able to perform its customary background and qualifications checks, interview and other evaluation procedures, and provided that such individual is reasonably acceptable to such committee, such committee shall recommend nomination of such individual as a director. Each of the Shareholders shall vote or cause to be voted all of the Company Securities held of record or Owned by such Shareholder and take all other reasonably necessary action so as to effect the purpose of this Section 3.2(f).

(g) If at any time the number of Shareholder Nominees entitled to be designated by the Shareholders pursuant to this Section 3.2 would decrease, within twenty (20) days thereafter, the Shareholders shall cause a sufficient number of Shareholder Directors to resign from the Board so that the number of Shareholder Directors on the Board after such resignation(s) equals the number of Shareholder Directors the Shareholders would have been entitled to designate had an election of directors taken place at such time. Any vacancies created by a resignation required by this Section 3.2(g) may be filled in accordance with the Bye-laws.

(h) In any election of directors or at any meeting of the shareholders of the Company called expressly for the removal of directors, for so long as the Shareholders Own more than 21% of the Voting Power of the Company, the Shareholders shall be present for purposes of establishing a quorum and shall vote all their Company Securities entitled to vote (i) in favor of any nominee or director selected by the Company’s Nominating and Governance Committee (or if there is no such committee, then any other duly authorized committee of the Board) and (ii) against the removal of any director designated by a majority of the Independent Directors; provided, that in the event that the directors designated by the Investor pursuant to its Board representation rights are not elected to the Board by the shareholders of the Company at a duly constituted Annual General Meeting of shareholders of the Company after the Closing Date

(and not, for the avoidance of doubt, as a result of the Bye-law Amendment not being approved), then (x) the Company and the Board shall take such action as the Shareholders may reasonably request to restore the Shareholders’ Board representation to the level required under Section 3.2 (provided, that the neither the Company nor the Board shall be required to remove any existing directors or request that any existing directors not stand for re-election), and (y) the voting limitations in this Section 3.2(h) shall cease to apply until such time as directors designated by the Shareholders (or their replacements) in accordance with its Board representation rights have been appointed or elected to the Board; provided, further, that the voting limitations in this Section 3.2(h) shall cease to apply following the occurrence of a Change of Control.

(i) The Shareholder Directors shall be entitled to benefits under any director and officer insurance policy maintained by the Company and all rights to indemnification, advancement of expenses and exculpation, in each case to the same extent as any other Director of the Board.

ARTICLE IV

REPRESENTATIONS OF EACH SHAREHOLDER

Each Shareholder hereby represents and warrants to the Company and to each other Shareholder as follows:

Section 4.1 Due Organization, Authorization. Such Shareholder is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. The execution, delivery and performance by such Shareholder of this Agreement, and the consummation by such Shareholder of the transactions contemplated hereby, have been duly authorized by all necessary corporate and other action on its part.

Section 4.2 Enforceability, Etc. This Agreement has been duly executed and delivered by such Shareholder. This Agreement constitutes a legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms, subject to any limitations imposed by bankruptcy, insolvency, or other laws of general application relating to enforcement of creditors’ rights or general equity principles.

Section 4.3 No Conflicts. The execution, delivery and performance of this Agreement by such Shareholder and the consummation by such Shareholder of the transactions contemplated hereby will not (a) result in a violation of, be in conflict with or constitute a default (with or without notice or lapse of time or both) under (i) any law applicable to such Shareholder or any of its assets, (ii) any provision of its organizational documents, if such Shareholder is not a natural person, (iii) any order or judgment of any court or other agency of government applicable to such Shareholder or any of its assets or (iv) any contractual restriction binding on or affecting such Shareholder or any of its assets or (b) result in the creation or imposition of any lien, mortgage, pledge, claim, right, charge, security interest or other restriction or encumbrance upon any of such Shareholder’s assets, including the Company Securities.

ARTICLE V

REGISTRATION RIGHTS

Section 5.1 Demand Registration.

(a) At any time after the expiration of the transfer restrictions contained in Section 2.1(a), so long as the Shareholders, collectively, Own at least 5.0% of the Voting Power of the Company, any Shareholder (a “Requesting Shareholder”) shall be entitled to make a written request of the Company (a “Demand”) for registration under the Securities Act of an amount of Registrable Securities that, when taken together with the amounts of Registrable Securities requested to be registered under the Securities Act by such Requesting Shareholder’s Affiliates, equals or is greater than the Registrable Amount (based on the number of Registrable Securities outstanding on the date such Demand is made) (a “Demand Registration”) and thereupon the Company will, subject to the terms of this Agreement, use its commercially reasonable efforts to effect the registration under the Securities Act of:

(i) the Registrable Securities that the Company has been so requested to register by the Requesting Shareholders for disposition in accordance with the intended method of disposition stated in such Demand;

(ii) all other Registrable Securities that the Company has been requested to register pursuant to Section 5.1(b); and

(iii) all Common Shares that the Company may elect to register in connection with any offering of Registrable Securities pursuant to this Section 5.1, but subject to Section 5.1(g);

all to the extent necessary to permit the disposition (in accordance with the intended methods thereof) of the Registrable Securities and the additional Common Shares, if any, to be so registered.

(b) A Demand shall specify: (i) the aggregate number of Registrable Securities requested to be registered in such Demand Registration, (ii) the intended method of disposition in connection with such Demand Registration, to the extent then known and (iii) the identity of the Requesting Shareholder (or Requesting Shareholders). Subject to Section 5.1(g), the Company shall include in the Demand Registration covered by such Demand all Registrable Securities with respect to which the Company has received a written request for inclusion therein within ten (10) days after the initial Demand.

(c) The Shareholders, collectively, shall be entitled to an aggregate of six (6) Demand Registrations.

(d) A Demand Registration shall not be deemed to have been effected and shall not count as a Demand (i) unless a registration statement with respect thereto has become effective and has remained effective for a period of at least sixty (60) days (or such shorter period in which all Registrable Securities included in such Demand Registration have actually been sold thereunder), (ii) if, after it has become effective, such Demand Registration becomes subject to any stop order, injunction or other order or requirement of the Commission or other governmental agency or court for any reason, (iii) if the conditions to closing specified in the purchase agreement or underwriting agreement entered into in connection with such Demand Registration are not satisfied as a consequence of any act or omission by the Company or (iv) the number of Registrable Securities requested for inclusion is materially reduced pursuant to Section 5.1(g).

(e) Demand Registrations shall be on such appropriate registration form of the Commission as shall be selected by the Company.

(f) The Company shall be entitled to postpone (upon written notice to all Shareholders) for up to an aggregate of ninety (90) days during any period of twelve (12) consecutive months the filing or the effectiveness of a registration statement for any Demand Registration if the Board determines in good faith and in its reasonable judgment that the filing or effectiveness of the registration statement relating to such Demand Registration would cause the disclosure of material, non-public information that the Company has a bona fide business purpose for preserving as confidential. In the event of a postponement by the Company of the filing or effectiveness of a registration statement for a Demand Registration, the holders of a majority of Registrable Securities held by the Requesting Shareholder(s) shall have the right to withdraw such Demand in accordance with Section 5.3.

(g) The Company shall not include any securities other than Registrable Securities in a Demand Registration, except with the written consent of Shareholders participating in such Demand Registration that hold a majority of the Registrable Securities included in such Demand Registration. If, in connection with a Demand Registration, any managing underwriter (or, if such Demand Registration is not an Underwritten Offering, a nationally recognized independent investment bank selected by the Company) advises the Company, in writing, that, in its opinion, the inclusion of all of the securities, including securities of the Company that are not Registrable Securities, sought to be registered in connection with such Demand Registration would adversely affect the marketability of the Registrable Securities sought to be sold pursuant thereto, then the Company shall include in such registration statement only such securities as the Company is advised by such underwriter can be sold without such adverse effect as follows and in the following order of priority: (i) first, up to the number of Registrable Securities requested to be included in such Demand Registration by the Shareholders, which, in the opinion of the underwriter can be sold without adversely affecting the marketability of the offering, pro rata among such Shareholders requesting such Demand Registration on the basis of the number of such securities requested to be included by such Shareholders and such Shareholders that are Piggyback Sellers; (ii) second, securities the Company proposes to sell; and (iii) third, all other securities of the Company duly requested to be included in such registration statement, pro rata on the basis of the amount of such other securities requested to be included or such other method determined by the Company.

(h) Any time that a Demand Registration involves an Underwritten Offering, the Company shall select the investment banker or investment bankers and managers that will serve as lead and co-managing underwriters with respect to the offering of such Registrable Securities.

Section 5.2 Piggyback Registrations.

(a) Subject to the terms and conditions hereof, at any following the termination of the transfer restrictions described in Section 2.1(a) whenever the Company proposes to register any of its equity securities under the Securities Act (other than a registration by the Company on a registration statement on Form S-4 or Form S-8 or any successor forms thereto) (a “Piggyback Registration”), whether for its own account or for the account of others, the Company shall give the Piggyback Shareholders prompt written notice thereof (but not less than ten (10) Business Days prior to the filing by the Company with the Commission of any registration statement with respect thereto). Such notice (a “Piggyback Notice”) shall specify, at a minimum, the number of equity securities proposed to be registered, the proposed date of filing of such registration statement with the Commission, the proposed means of distribution, the proposed managing underwriter or underwriters (if any and if known) and a good faith estimate by the Company of the proposed minimum offering price of such equity securities. Upon the written request of any Persons that on the date of the Piggyback Notice constitute a Piggyback Shareholder (a “Piggyback Seller”) (which written request shall specify the number of Registrable Securities then presently intended to be disposed of by such Piggyback Seller) given within five (5) Business Days after such Piggyback Notice is received by such Piggyback Seller, the Company, subject to the terms and conditions of this Agreement, shall use its reasonable best efforts to cause all such Registrable Securities held by Piggyback Sellers with respect to which the Company has received such written requests for inclusion to be included in such Piggyback Registration on the same terms and conditions as the Company’s equity securities being sold in such Piggyback Registration.

(b) If, in connection with a Piggyback Registration, any managing underwriter (or, if such Piggyback Registration is not an Underwritten Offering, a nationally recognized independent investment bank selected by the Company) advises the Company in writing that, in its opinion, the inclusion of all the equity securities sought to be included in such Piggyback Registration by (i) the Company, (ii) others who have sought to have equity securities of the Company registered in such Piggyback Registration pursuant to rights to demand (other than pursuant to so-called “piggyback” or other incidental or participation registration rights) such registration (such Persons being “Other Demanding Sellers”), (iii) the Piggyback Sellers and (iv) any other proposed sellers of equity securities of the Company (such Persons being “Other Proposed Sellers”), as the case may be, would adversely affect the marketability of the equity securities sought to be sold pursuant thereto, then the Company shall include in the registration statement applicable to such Piggyback Registration only such equity securities as the Company is so advised by such underwriter can be sold without such an effect, as follows and in the following order of priority:

(i) if the Piggyback Registration relates to an offering for the Company’s own account, then (A) first, such number of equity securities to be sold by the Company as the Company, in its reasonable judgment and acting in good faith and in accordance with sound financial practice, shall have determined, (B) second, Registrable Securities of Piggyback Sellers, securities sought to be registered by Other Demanding Sellers (if any), pro rata on the basis of the number of Common Shares held by such Piggyback Sellers and (C) third, other equity securities held by any Other Proposed Sellers; or

(ii) if the Piggyback Registration relates to an offering other than for the Company’s own account, then (A) first, such number of equity securities sought to be registered by each Other Demanding Seller, the Piggyback Sellers (if any), pro rata in proportion to the number of securities sought to be registered by all such Other Demanding Sellers, Piggyback Sellers and (B) second, other equity securities held by any Other Proposed Sellers or to be sold by the Company as determined by the Company.

(c) In connection with any Underwritten Offering under this Section 5.2 for the Company’s account, the Company shall not be required to include a holder’s Registrable Securities in the Underwritten Offering unless such holder accepts the terms of the underwriting as agreed upon between the Company and the underwriters selected by the Company; provided, that any such underwriting agreement includes only customary terms and conditions.

(d) If, at any time after giving written notice of its intention to register any of its equity securities as set forth in this Section 5.2 and prior to the time the registration statement filed in connection with such Piggyback Registration is declared effective, the Company shall determine for any reason not to register such equity securities, the Company may, at its election, give written notice of such determination to each Piggyback Shareholder and thereupon shall be relieved of its obligation to register any Registrable Securities in connection with such particular withdrawn or abandoned Piggyback Registration (but not from its obligation to pay the Registration Expenses in connection therewith as provided herein); provided, that Shareholders may continue the registration as a Demand Registration pursuant to the terms of Section 5.1.

Section 5.3 Withdrawal Rights. Any Shareholder having notified or directed the Company to include any or all of its Registrable Securities in a registration statement under the Securities Act shall have the right to withdraw any such notice or direction with respect to any or all of the Registrable Securities designated by it for registration by giving written notice to such effect to the Company prior to the effective date of such registration statement. In the event of any such withdrawal, the Company shall not include such Registrable Securities in the applicable registration and such Registrable Securities shall continue to be Registrable Securities for all purposes of this Agreement. Other than as provided in Section 5.6, no such withdrawal shall affect the obligations of the Company with respect to the Registrable Securities not so withdrawn; provided, however, that in the case of a Demand Registration, if such withdrawal shall reduce the number of Registrable Securities sought to be included in such registration below the Registrable Amount, then the Company shall as promptly as practicable give each holder of Registrable Securities sought to be registered notice to such effect and, within ten (10) days following the mailing of such notice, such holder of Registrable Securities still seeking registration shall, by written notice to the Company, elect to register additional Registrable Securities, when taken together with elections to register Registrable Securities by its Affiliates, to satisfy the Registrable Amount or elect that such registration statement not be filed or, if theretofore filed, be withdrawn. During such ten (10) day period, the Company shall not file such registration statement if not theretofore filed or, if such registration statement has been theretofore filed, the Company shall not seek, and shall use commercially reasonable efforts to prevent, the effectiveness thereof. Any registration statement withdrawn or not filed (a) in accordance with an election by the Company, (b) in accordance with an election by the Requesting Shareholders in the case of a Demand Registration, provided that the Requesting

Shareholders agree to reimburse to the Company all out-of-pocket costs or expenses of the Company incurred in connection with such Demand Registration, or (c) in accordance with an election by the Company subsequent to the effectiveness of the applicable Demand Registration statement because any post-effective amendment or supplement to the applicable Demand Registration statement contains information regarding the Company that the Company deems adverse to the Company, shall not be counted as a Demand.

Section 5.4 Holdback Agreements. Each Shareholder agrees not to effect any public sale or distribution (including sales pursuant to Rule 144) of equity securities of the Company, or any securities convertible into or exchangeable or exercisable for such equity securities, during any time period reasonably requested by the Company (which shall not exceed ninety (90) days) with respect to any Public Offering, Demand Registration or Piggyback Registration (in each case, except as part of such registration), or, in each case, a later date required by any underwriting agreement with respect thereto.

Section 5.5 Registration Procedures.

(a) If and whenever the Company is required to use commercially reasonable efforts to effect the registration of any Registrable Securities under the Securities Act as provided in Sections 5.1 and 5.2, the Company shall as expeditiously as reasonably possible:

(i) prepare and file with the Commission a registration statement to effect such registration and thereafter use reasonable best efforts to cause such registration statement to become and remain effective pursuant to the terms of this Agreement; provided, however, that the Company may discontinue any registration of its securities that are not Registrable Securities at any time prior to the effective date of the registration statement relating thereto; provided, further, that before filing such registration statement or any amendments thereto, the Company will furnish to the counsel selected by the holders of Registrable Securities which are to be included in such registration (“Selling Holders”) copies of all such documents proposed to be filed, which documents will be subject to the review of (and shall reasonably take into account the comments of) such counsel, and such review to be conducted with reasonable promptness;

(ii) prepare and file with the Commission such amendments, post-effective amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement until such time as all of such securities have been disposed of in accordance with the intended methods of disposition by the seller or sellers thereof set forth in such registration statement;

(iii) furnish to each Selling Holder and each underwriter, if any, of the securities being sold by such Selling Holder such number of conformed copies of such registration statement and of each amendment and supplement thereto (in each case including all exhibits), such number of copies of the prospectus contained in such registration statement (including each preliminary prospectus and any summary prospectus) and any other prospectus filed under Rule 424 under the Securities Act, in conformity with the requirements of the Securities Act, and such other documents as such Selling Holder and underwriter, if any, may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities owned by such seller;

(iv) use reasonable best efforts to register or qualify such Registrable Securities covered by such registration statement under such other securities laws or blue sky laws of such jurisdictions as any Selling Holder and any underwriter of the securities being sold by such Selling Holder shall reasonably request, and take any other action which may be reasonably necessary or advisable to enable such Selling Holder and underwriter to consummate the disposition in such jurisdictions of the Registrable Securities owned by such Selling Holder, except that the Company shall not for any such purpose be required to qualify generally to do business as a foreign corporation in any jurisdiction wherein it would not but for the requirements of this Section 5.5(a)(iv) be obligated to be so qualified, to subject itself to taxation in any such jurisdiction or to file a general consent to service of process in any such jurisdiction;

(v) use reasonable best efforts to cause such Registrable Securities to be listed on each securities exchange on which similar securities issued by the Company are then listed and, if no such securities are so listed, use commercially reasonable efforts to cause such Registrable Securities to be listed on the NYSE, the NYSE MKT LLC or the NASDAQ Stock Market;

(vi) use commercially reasonable efforts to cause such Registrable Securities covered by such registration statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the Selling Holder(s) thereof to consummate the disposition of such Registrable Securities;

(vii) in connection with an Underwritten Offering, obtain for each Selling Holder and underwriter:

(1) an opinion of counsel for the Company, covering the matters customarily covered in opinions requested in underwritten secondary offerings by selling shareholders, and

(2) a “comfort” letter (or, in the case of any such Person that does not satisfy the conditions for receipt of a “comfort” letter specified in AU Section 634 of the AICPA Professional Standards, an “agreed upon procedures” letter) signed by the independent registered public accountants who have certified the Company’s financial statements included in such registration statement;

(viii) promptly make available for inspection by any Selling Holder, any underwriter participating in any disposition pursuant to any registration statement, and any attorney, accountant or other agent or representative retained by any such seller or underwriter (collectively, the “Inspectors”), all financial and other records and pertinent corporate documents of the Company (collectively, the “Records”) as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such Inspector in connection with such registration statement; provided, however, that, unless the disclosure of such Records is necessary to avoid or correct a misstatement or omission in the registration statement or the release of such Records is ordered pursuant to a subpoena or other order from a court of competent jurisdiction, the Company shall not be required to provide any information under this Section 5.5(a)(viii) if (i) the Company believes, after consultation with counsel for the Company, that to do so would cause the Company to forfeit an attorney-client or other privilege, or violate a confidentiality obligation, that was applicable to such information or (ii) if either (A) the Company has requested and been granted from the Commission confidential treatment of such information contained in any filing with the Commission or documents provided supplementally or otherwise or (B) the Company reasonably determines in good faith that such Records are confidential and so notifies the Inspectors in writing unless prior to furnishing any such information with respect to (i) or (ii) such holder of Registrable Securities requesting such information agrees, and causes each of its Inspectors, to enter into a confidentiality agreement on terms reasonably acceptable to the Company; and provided, further, that each holder of Registrable Securities agrees that it will, upon learning that disclosure of such Records is sought in a court of competent jurisdiction, give notice to the Company and allow the Company, at its expense, to undertake appropriate action and to prevent disclosure of the Records deemed confidential;

(ix) promptly notify in writing each Selling Holder and the underwriters, if any, of the following events:

(1) the effectiveness of any such registration statement;

(2) any request by the Commission for amendments or supplements to the registration statement or the prospectus or for additional information and when same has been filed and become effective;

(3) the issuance by the Commission of any stop order suspending the effectiveness of the registration statement or the initiation of any proceedings by any Person for that purpose; and

(4) the receipt by the Company of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the securities or blue sky laws of any jurisdiction or the initiation or threat of any proceeding for such purpose;

(x) notify each Selling Holder, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, upon discovery that, or upon the happening of any event as a result of which, the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and, at the request of any Selling Holder, promptly prepare and furnish to such Selling Holder a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading;

(xi) use reasonable best efforts to obtain the withdrawal of any order suspending the effectiveness of such registration statement;

(xii) cooperate with the Selling Holders and the managing underwriter to facilitate the timely preparation and delivery of certificates (which shall not bear any restrictive legends unless required under applicable law), if necessary or appropriate, representing securities sold under any registration statement, and enable such securities to be in such denominations and registered in such names as the managing underwriter or such sellers may request and keep available and make available to the Company’s transfer agent prior to the effectiveness of such registration statement a supply of such certificates as necessary or appropriate;

(xiii) use its reasonable best efforts to take or cause to be taken all other actions, and do and cause to be done all other things, necessary or reasonably advisable in the opinion of Selling Holders’ counsel to effect the registration of such Registrable Securities; and

(xiv) take such other actions as the Selling Holders or the underwriters reasonably request, upon reasonable prior notice, in order to facilitate the disposition of such Registrable Securities, including causing the management of the Company to prepare for and participate in due diligence and drafting sessions and in “road show” presentations and other customary selling efforts; provided that notwithstanding anything to the contrary herein, the Company shall not be obligated to participate in any “road show” pursuant to this Agreement within 18 (eighteen) months of any other “road show” in which the Company has participated or will be participating at the request of the Selling Holders or underwriters selected by the Selling Holders.

The Company may require each Selling Holder and each underwriter, if any, to furnish the Company in writing such information regarding each Selling Holder or underwriter and the distribution of such Registrable Securities as the Company may from time to time reasonably request to complete or amend the information required by such registration statement.

(b) Without limiting any of the foregoing, in the event that the offering of Registrable Securities is to be made by or through an underwriter, the Company shall enter into an underwriting agreement with a managing underwriter or underwriters containing representations, warranties, indemnities and agreements customarily included (but not inconsistent with the covenants and agreements of the Company contained herein) by an issuer of common shares in underwriting agreements with respect to secondary offerings of common shares for the account of, or on behalf of, selling shareholders. In connection with any offering of

Registrable Securities registered pursuant to this Agreement, the Company shall (i) furnish to the underwriter, if any (or, if no underwriter, the sellers of such Registrable Securities), unlegended certificates representing ownership of the Registrable Securities being sold, in such denominations as requested and (ii) instruct any transfer agent and registrar of the Registrable Securities to release any stop transfer order with respect thereto.

(c) Each Selling Holder agrees that upon receipt of any notice from the Company of the happening of any event of the kind described in Section 5.5(a)(ix), such Selling Holder shall forthwith discontinue such Selling Holder’s disposition of Registrable Securities pursuant to the applicable registration statement and prospectus relating thereto until such Selling Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 5.5(a)(ix) and, if so directed by the Company, deliver to the Company, at the Company’s expense, all copies, other than permanent file copies, then in such Selling Holder’s possession of the prospectus current at the time of receipt of such notice relating to such Registrable Securities. In the event the Company shall give such notice, any applicable period during which such registration statement must remain effective pursuant to this Agreement shall be extended by the number of days during the period from the date of giving of a notice regarding the happening of an event of the kind described in Section 5.5(a)(ix) to the date when all such Selling Holders shall receive such a supplemented or amended prospectus and such prospectus shall have been filed with the Commission.

Section 5.6 Registration Expenses. All expenses incident to the Company’s performance of, or compliance with, its obligations under this Agreement including all registration and filing fees, all fees and expenses of compliance with securities and “blue sky” laws, all fees and expenses associated with filings required to be made with the Financial Industry Regulatory Authority (“FINRA”) (including, if applicable, the fees and expenses of any “qualified independent underwriter” as such term is defined in FINRA Rule 5121 or the equivalent rule incorporated into the FINRA handbook), all fees and expenses of compliance with securities and “blue sky” laws, all printing (including expenses of printing certificates for the Registrable Securities in a form eligible for deposit with the Depository Trust Company and of printing prospectuses if the printing of prospectuses is requested by a holder of Registrable Securities) and copying expenses, all messenger and delivery expenses, all fees and expenses of the Company’s independent certified public accountants and counsel to the Company (including with respect to “comfort” letters and opinions)(collectively, the “Registration Expenses”) shall be borne by the Company, regardless of whether a registration is effected. The Company will pay its internal expenses (including all salaries and expenses of its officers and employees performing legal or accounting duties, the expense of any annual audit and the expense of any liability insurance) and the expenses and fees for listing the securities to be registered on each securities exchange and included in each established over-the-counter market on which similar securities issued by the Company are then listed or traded. Notwithstanding the foregoing, the Selling Holders shall pay all underwriting discounts and commissions, the fees and expenses of counsel to the Selling Holders and transfer taxes, if any, relating to the sale of Registrable Securities pursuant to any registration.

Section 5.7 Indemnification.

(a) The Company agrees to indemnify and hold harmless, to the fullest extent permitted by law, each Selling Holder, its officers, directors, employees, managers, partners and agents and each Person who controls (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) such Selling Holder or such other indemnified Person from and against all losses, claims, damages, liabilities and expenses (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses) (collectively, the “Losses”) caused by, resulting from or relating to any untrue statement of a material fact contained in any registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except insofar as the same are caused by any information furnished in writing to the Company by such Selling Holder expressly for use therein or by such Selling Holder’s failure to deliver a copy of a current prospectus or any amendments or supplements thereto (which does not contain any such material misstatements or omissions) after the Company has furnished such holder with a sufficient number of copies of the same. In connection with an Underwritten Offering and without limiting any of the Company’s other obligations under this Agreement, the Company shall also indemnify such underwriters, their officers, directors, employees and agents and each Person who controls (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) such underwriters or such other indemnified Person to the same extent as provided above with respect to the indemnification (and exceptions thereto) of the holders of Registrable Securities being sold. Reimbursements payable pursuant to the indemnification contemplated by this Section 5.7(a) will be made by periodic payments during the course of any investigation or defense, as and when bills are received or expenses incurred.

(b) In connection with any registration statement in which a holder of Registrable Securities is participating, each such Selling Holder will furnish to the Company in writing information regarding such Selling Holder’s ownership of Registrable Securities and its intended method of distribution thereof and, to the extent permitted by law, the Investor and each Shareholder shall, jointly and severally, indemnify the Company, its directors, officers, employees and agents and each Person who controls (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) the Company or such other indemnified Person against all Losses caused by any untrue statement of material fact contained in the registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, but only to the extent that such untrue statement or omission is caused by and contained in such information so furnished in writing by any Selling Holder expressly for use therein.

(c) Any Person entitled to indemnification hereunder shall give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification; provided, however, the failure to give such notice shall not release the indemnifying party from its obligation, except to the extent that the indemnifying party has been materially prejudiced by such failure to provide such notice on a timely basis.

(d) In any case in which any such action is brought against any indemnified party, and it notifies an indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein, and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not (so long as it shall continue to have the right to defend, contest, litigate and settle the matter in question in accordance with this paragraph) be liable to such indemnified party hereunder for any legal or other expense subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation, supervision and monitoring (unless (i) such indemnified party reasonably objects to such assumption on the grounds that there may be defenses available to it which are different from or in addition to the defenses available to such indemnifying party or (ii) the indemnifying party shall have failed within a reasonable period of time to assume such defense and the indemnified party is or is reasonably likely to be prejudiced by such delay, in either event the indemnified party shall be promptly reimbursed by the indemnifying party for the expenses incurred in connection with retaining separate legal counsel). An indemnifying party shall not be liable for any settlement of an action or claim effected without its consent. The indemnifying party shall lose its right to defend, contest, litigate and settle a matter if it shall fail to diligently contest such matter (except to the extent settled in accordance with the next following sentence). No matter shall be settled by an indemnifying party without the consent of the indemnified party (which consent shall not be unreasonably withheld, it being understood that the indemnified party shall not be deemed to be unreasonable in withholding its consent if the proposed settlement imposes any obligation on the indemnified party other than the payment of money).

(e) The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified Person and will survive the transfer of the Registrable Securities and the termination of this Agreement.

(f) If recovery is not available under the foregoing indemnification provisions for any reason or reasons other than as specified therein, any Person who would otherwise be entitled to indemnification by the terms thereof shall nevertheless be entitled to contribution with respect to any Losses with respect to which such Person would be entitled to such indemnification but for such reason or reasons. In determining the amount of contribution to which the respective Persons are entitled, there shall be considered the Persons’ relative knowledge and access to information concerning the matter with respect to which the claim was asserted, the opportunity to correct and prevent any statement or omission, and other equitable considerations appropriate under the circumstances. It is hereby agreed that it would not necessarily be equitable if the amount of such contribution were determined by pro rata or per capita allocation. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not found guilty of such fraudulent misrepresentation. Notwithstanding the foregoing, no Selling Holder or transferee thereof shall be required to make a contribution in excess of the net amount received by such holder from its sale of Registrable Securities in connection with the offering that gave rise to the contribution obligation.

(g) Prior to the expected filing date of each registration statement pursuant to this Agreement, the Company shall notify each Shareholder who has timely provided the requisite notice hereunder entitling the Shareholder to register Registrable Securities in such registration statement of the information, documents and instruments from such Shareholder that the Company or any underwriter reasonably requests in connection with such registration statement, including, but not limited to a questionnaire, custody agreement, power of attorney, lock-up letter and underwriting agreement (the “Requested Information”). If the Company has not received, on or before the second day before the expected filing date, the Requested Information from such Shareholder, the Company may file the Registration Statement without including Registrable Securities of such Shareholder. The failure to so include in any registration statement the Registrable Securities of a Shareholder (with regard to that registration statement) shall not in and of itself result in any liability on the part of the Company to such Shareholder.

ARTICLE VI

CERTAIN ADDITIONAL COVENANTS

Section 6.1 Investor’s Access to Premises. The Company will permit the Shareholders and their respective representatives, at the Shareholders’ sole cost and expense, reasonable access (at reasonable times and upon reasonable advance notice) to the books, records (including tax records), financial and operating data and information required by the Shareholders for tax and financial reporting purposes, provided, that except as upon the advice of counsel may be required by Law, the Shareholders and their representatives shall keep such information strictly confidential; provided, further, that the Company shall not be required to provide such access for information to the extent the Company concludes in good faith, after consultation with counsel to the Company, that to do so would cause the Company to forfeit an attorney-client or other privilege, or violate a confidentiality obligation, applicable to such information.

Section 6.2 Tax Matters.

(a) The Company agrees that Bye-Law 3.2 of the Bye-Laws shall not apply with respect to the Common Shares held by the Investor.

(b) The Investor agrees to provide the Company such appropriate information, certifications and documentation relating to the Investor and any subsidiaries of the Investor that directly own Company Securities and its and their Owners as requested by the Company to establish, if applicable, for the Company and any of its subsidiaries, (i) exemption from tax under Section 883 of the Internal Revenue Code of 1986, as amended, and (ii) eligibility for benefits under any tax treaty.

Section 6.3 Insider Trading. The Shareholders, their Affiliates and the Shareholder Directors shall comply with the written policy and procedures regarding insider trading and conflicts of interests adopted by the Company in the Company’s Code of Business Conduct and Ethics, dated July 13, 2011, as it may be amended from time to time with the approval of the Board; provided that such policy shall not be applied to prevent any Shareholder from exercising its rights under Article V.

Section 6.4 Investor Employees.

(a) So long as the Shareholders have Ownership of more than 15.0% of the Voting Power of the Company, the Company shall permit the Investor the right to place up to three (3) of its employees in office space designated by the Company at the Company’s headquarters or, if necessary, through a branch office of the Investor. Such employees will be subject to the policies and procedures of the Company applicable to employees of the Company at the Company’s headquarters, including non-disclosure of confidential information.

(b) The Company shall cooperate with requests made by the Investor with respect to obtaining U.S. work visas for the employees referred to in Section 6.4(a), provided, that any compensation, benefits or other costs associated with such employees shall be the sole responsibility of the Investor (and shall be reimbursed by the Investor to the Company to the extent paid by the Company, except that the Company shall pay the salaries of such employees following the effective date of such work visas at rates to be mutually agreed based on comparable salary levels for employees in the Company’s headquarters).

ARTICLE VII

MISCELLANEOUS

Section 7.1 Headings. The headings in this Agreement are for convenience of reference only and shall not control or effect the meaning or construction of any provisions hereof.

Section 7.2 Entire Agreement. This Agreement, the Transaction Agreement and the Confidentiality Agreement, by and between the Company and the Investor, dated October 22, 2012 (the “Confidentiality Agreement”) constitute the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein, and there are no promises, representations, warranties, covenants, conditions or undertakings with respect to the subject matter hereof, other than those expressly set forth or referred to herein. This Agreement, the Transaction Agreement and the Confidentiality Agreement supersede all prior agreements and understandings between the parties hereto with respect to the subject matter hereof.

Section 7.3 Further Actions; Cooperation. Each of the Shareholders agrees to use its reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to give effect to the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, each of the Shareholders (i) acknowledges that the Shareholders will prepare and file with the Commission filings under the Exchange Act, including under Section 13(d) of the Exchange Act, relating to their Ownership of the Common Shares and (ii) agrees to use its reasonable efforts to assist and cooperate with the other parties in promptly preparing, reviewing and executing any such filings under the Exchange Act, including any amendments thereto.

Section 7.4 Notices. All notices, requests, consents and other communications hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person or sent by facsimile, nationally recognized overnight courier or first class registered or certified mail, return receipt requested, postage prepaid, addressed to such party at the address set forth below or such other address as may hereafter be designated on the signature pages of this Agreement or in writing by such party to the other parties:

If to any of the Shareholders, to:

Marubeni Corporation

4-2, Ohtemachi 1-chome

Chiyoda-ku, Tokyo 100-8088

Japan

Fax: 81-3-3282-4764

Attn: General Manager

          Aerospace & Defense Systems Dept.

with a copy (which shall not constitute notice) to:

Clifford Chance LLP

31 West 52nd Street

New York, NY 10019-6131

Fax: (212) 878-8375

Attn: John A. Healy

          William J. Glaister

if to the Company, to:

Aircastle Limited

Clarendon House

2 Church Street

Hamilton HM 11

Bermuda

Fax: (441) 292-4720

Attn: Secretary

and

Aircastle Limited

300 First Stamford Place, 5th Floor

Stamford, CT 06902

Fax: (917) 591-9106

Attn: General Counsel

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

4 Times Square

New York, NY 10036-6522

Fax: (212) 735-2000

Attn: Joseph A. Coco, Esq.

          Thomas W. Greenberg, Esq.

All such notices, requests, consents and other communications shall be deemed to have been given or made if and when received (including by overnight courier) by the parties at the above addresses or sent by electronic transmission, with confirmation received, to the facsimile numbers specified above (or at such other address or telecopy number for a party as shall be specified by like notice). Any notice delivered by any party hereto to any other party hereto shall also be delivered to each other party hereto simultaneously with delivery to the first party receiving such notice.

Section 7.5 Applicable Law. The laws of the State of New York shall govern the interpretation, validity and performance of the terms of this Agreement, without regard to conflicts of law doctrines (other than Sections 5-1401 and 5-1402 of the New York Business Corporation Law), except to the extent Bermudian law is mandatorily applicable.

Section 7.6 Severability. The invalidity, illegality or unenforceability of one or more of the provisions of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement, including any such provisions, in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

Section 7.7 Successors and Assigns. Except as otherwise provided herein, all the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the respective successors and permitted assigns of the parties hereto. No Shareholder may assign any of its rights hereunder to any Person other than a Permitted Transferee to which Common Shares are transferred by a Shareholder and that has complied in all respects with the requirements of this Agreement (including Section 2.1). Each such Permitted Transferee of any Shareholder shall be subject to all of the terms of this Agreement, and by taking and holding such shares such Person shall be entitled to receive the benefits of and be conclusively deemed to have agreed to be bound by and to comply with all of the terms and provisions of this Agreement; provided, however, no transfer of rights permitted hereunder shall be binding upon or obligate the Company unless and until (i) the Company shall have received written notice of such transfer and the joinder of the transferee provided for in Section 2.1, and (ii) such transferee can establish Ownership or ownership of record of a Registrable Amount (whether individually or together with its Affiliates that are Shareholders or transferees of Shareholders and, if applicable, its other Permitted Transferees that are Shareholders or transferees of Shareholders).

Section 7.8 Amendments. This Agreement may not be amended, modified or supplemented unless such amendment, modification or supplement is in writing and signed by each of the Shareholders and the Company.

Section 7.9 Waiver. The failure of a party hereto at any time or times to require performance of any provision hereof shall in no manner affect its right at a later time to enforce the same. No waiver by a party of any condition or of any breach of any term, covenant, representation or warranty contained in this Agreement shall be effective unless in a writing signed by the party against whom the waiver is to be effective, and no waiver in any one or more instances shall be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any other condition or breach of any other term, covenant, representation or warranty.

Section 7.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same Agreement.

Section 7.11 Injunctive Relief. Each party hereto acknowledges and agrees that a violation of any of the terms of this Agreement will cause the other parties irreparable injury for which an adequate remedy at law is not available. Therefore, each party shall be entitled to, an injunction, restraining order, specific performance or other equitable relief from any court of competent jurisdiction, restraining any party from committing any violations of the provisions of this Agreement.

Section 7.12 SUBMISSION TO JURISDICTION. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT AND ANY ACTION FOR ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HERETO HEREBY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE NON-EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND THE APPELLATE COURTS THEREOF. EACH PARTY HERETO IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT THE ADDRESS FOR NOTICES SET FORTH HEREIN. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT BROUGHT IN THE COURTS REFERRED TO ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

Section 7.13 Recapitalizations, Exchanges, Etc. Affecting the Common Shares; New Issuances. The provisions of this Agreement shall apply, to the full extent set forth herein with respect to Company Securities and to any and all equity or debt securities of the Company or any successor or assign of the Company (whether by merger, amalgamation, consolidation, sale of assets, or otherwise) which may be issued in respect of, in exchange for, or in substitution of, such Company Securities and shall be appropriately adjusted for any share dividends, splits, reverse splits, combinations, reclassifications, recapitalizations, reorganizations and the like occurring after the Closing Date.

Section 7.14 Term. This Agreement will be effective as of the Closing Date and, except as otherwise set forth herein, will continue in effect thereafter until (a) this Agreement has been terminated upon the mutual consent of all of the parties hereto, (b) with respect to each Shareholder, such earlier time after the Closing Date as such Shareholder and its Affiliates and Permitted Transferees ceases to Own an amount of Common Shares equal to 5.0% of the Common Shares issued and outstanding or (c) the termination of the Transaction Agreement, at which time this Agreement shall terminate and be of no further force or effect; provided, however, that the following shall survive the termination of this Agreement: (i) the provisions of Sections 5.2 (which shall terminate, and be of no further force and effect, with respect to each Shareholder, at such time as such Shareholder and its Affiliates and Permitted Transferees ceases to Own a Registrable Amount), 5.6, 5.7, 7.5, 7.11, this Section 7.14 and Section 7.15; (ii) the rights with respect to the breach of any provision hereof by the Company and (iii) any registration rights vested or obligations accrued as of the date of termination of this Agreement to the extent, in the case of registration rights so vested, if such Shareholder ceases to meet the definition of a Shareholder under this Agreement subsequent to the vesting of such registration rights as a result of action taken by the Company. No termination pursuant to this Section 7.14 shall release any Shareholder from its indemnification and contribution rights and obligations, if any, pursuant to Section 5.7 herein.

Section 7.15 Rule 144. The Company covenants that it will file the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the Commission thereunder (or, if it is not required to file such reports, it will, upon the request of any holder of Registrable Securities, make publicly available other information so long as necessary to permit sales in compliance with Rule 144 under the Securities Act), and it will take such further reasonable action, to the extent required from time to time to enable such holder to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 under the Securities Act, as such Rule 144 may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission. Upon the reasonable request of any holder of Registrable Securities, the Company will deliver to such holder a written statement as to whether it has complied with such information and filing requirements.

Section 7.16 Bye-laws. In the case of any inconsistency between this Agreement and the Bye-laws, the Company and the Shareholders shall, to the extent possible, use their reasonable best efforts to cause the Bye-laws to be amended to reflect the terms of this Agreement.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their respective officers thereunto duly as of the date first above written.

AIRCASTLE LIMITED

By:	/s/ Michael J. Inglese
Name:	Michael J. Inglese
Title:	Chief Financial Officer

MARUBENI CORPORATION

By:	/s/ Tadaaki Kurakake
Name:	Tadaaki Kurakake
Title:	General Manager Aerospace & Defense Systems Dept.

[Shareholder Agreement Signature Page]